Exhibit 99.1

155 EAST TROPICANA ANNOUNCES MANAGEMENT CHANGES

Las Vegas, NV — June 30th, 2006 — 155 East Tropicana, LLC (the “Company”) today announced that Chief Operating Officer Michael Hessling has been named President of the Company. Mr. Hessling will act as both President and Chief Operating Officer until a new Chief Operating Officer is appointed. The company has retained an executive recruiting firm to conduct a national search for a new Chief Operating Officer.

Mr. Neil Kiefer, Chief Executive Officer, and Mr. Hessling jointly commented, “With the renovation and successful grand opening behind us, we are committed to optimizing the property’s performance as we move ahead. Accordingly, we believe it is appropriate to bolster our management team and bring additional senior-level expertise on board to take Hooters Casino Hotel to the next level. Our search for a Chief Operating Officer is already underway, and we look forward to reporting on our progress.”

About 155 East Tropicana, LLC

155 East Tropicana, LLC owns the Hooters Casino Hotel in Las Vegas, Nevada. The property is located one-half block from the intersection of Tropicana Avenue and Las Vegas Boulevard, a major intersection on the Las Vegas Strip. The Hooters Casino Hotel features 696 hotel rooms and an approximately 29,000 square-foot casino. Additional information about the Company can be found at the Company’s website, www.hooterscasinohotel.com.

Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from forward-looking statements made today because of a number of risks and uncertainties, including, but not limited to, the ability to hire and retain senior management; the implementation of the Company’s business and marketing strategies; the Company’s short operating history; the Company’s dependence on one gaming site; changes in and challenges to gaming laws and regulations; competition; and changes in federal or state tax laws. Additional information about factors that could affect the Company’s business is set forth in SEC filings.

Contact:

Michael Hessling

(702) 597-6076

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